EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with the other such undersigned, of a statement on Schedule 13D (including amendments thereto) with respect to the Class B common stock, par value $0.0001 per share, of Castlight Health, Inc., and that this agreement be included as an Exhibit 99.1 to such joint filing.

The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other.

This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of January 25, 2018.

SAP SE

By:	/s/ Luka Mucic
Name:	Luka Mucic
Title:	Chief Financial Officer

By:	/s/ Michael Ploetner
Name:	Michael Ploetner
Title:	Prokurist

SAP Technologies, Inc.

By:	/s/ Brad C. Brubaker
Name:	Brad C. Brubaker
Title:	Corporate Secretary